Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, filed on the date hereof, of Oxygen Biotherapeutics, Inc. formerly Synthetic Blood International, Inc. (a development-stage enterprise) (the “Company”) of our report dated August 12, 2009 with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, for the year ended April 30, 2009, filed on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed on March 25, 2010.

CHERRY, BEKAERT & HOLLAND, L.L.P.

/s/ Cherry, Bekaert & Holland, LLP

Raleigh, North Carolina
May 28, 2010